UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2011

KBS STRATEGIC OPPORTUNITY REIT, INC.

(Exact name of registrant specified in its charter)

Maryland	333-156633	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

            The information in this Report set forth under Item 2.01 regarding the acquisition of a non-performing first mortgage loan is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

            On March 14, 2011, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, purchased, at a discount, a non-performing first mortgage loan (the “Iron Point Business Park First Mortgage”) for $19.75 million plus closing costs. The Company acquired the loan from Road Bay Investments, LLC, which is not affiliated with the Company or KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor. The borrower under the Iron Point Business Park First Mortgage is Cowifi Iron Point, LLC, which is not affiliated with the Company or the Advisor. The Company funded the acquisition of the Iron Point Business Park First Mortgage with proceeds from its ongoing initial public offering.

            The Iron Point Business Park First Mortgage is secured by five office buildings containing 211,056 square feet, four of which were built in 1999 and the final building in 2001. The buildings are located at 1110-1180 Iron Point Road in Folsom, California, and collectively, are currently 38% leased.

            As this is a non-performing loan, the Company does not expect the Iron Point Business Park First Mortgage to perform in accordance with its contractual terms, including the repayment of the principal amount outstanding under the loan, the payment of interest at the stated amount on the face of the note or the repayment of the loan upon its maturity date. As such, the Company will explore various strategies including the following: (i) negotiating with the borrowers for a reduced payoff, (ii) restructuring the terms of the loan, and (iii) enforcing the Company’s rights as lender under the loan and foreclosing on the collateral securing the loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: March 15, 2011	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer